Exhibit 24

Information Regarding Joint Filers

Designated Filer of Form 3: Bermuda One Fund LLC

Date of Earliest Transaction Required to be Reported: February 14, 2019

Issuer Name and Ticker Symbol: Agilysys, Inc. [AGYS]

Names:	VP Bermuda LLC and Scott D. Vogel

Address:	VP Bermuda LLC and Scott D. Vogel
c/o McCarter & English, LLP, 825 Eighth Avenue, 31st Flr.
New York, NY 10019

Address:	Bermuda One Fund LLC
c/o MQ Services Ltd.
Victoria Place, 31 Victoria Street
Hamilton, Bermuda HM 10

Signatures:

The undersigned, VP Bermuda LLC and Scott D. Vogel, are jointly filing the attached Statement of Beneficial Ownership of Securities on Form 3 with Bermuda One Fund LLC with respect to the beneficial ownership of securities of Agilysys, Inc.

BERMUDA ONE FUND LLC

By: VP Bermuda LLC, Manager

By: /s/ Scott D. Vogel

Scott D. Vogel

Managing Member

VP BERMUDA LLC

By: /s/ Scott D. Vogel

Scott D. Vogel

Managing Member

SCOTT D. VOGEL

By: /s/ Scott D. Vogel

Scott D. Vogel